Appearance Bonus Guidelines

In recognition of the great value founding executives provide through speaking at important company events, the company desires to provide a $10,000 bonus to certain founding executives for providing these important services.

Participation and speaking at the following events are included in the executive’s base salary and no bonus will be paid with respect to these events:

•	All corporate sponsored domestic events

•	The Team Elite Trip

•	The NSE Global Convention

•	Independent distributor events.

A $10,000 bonus will be paid to the extent the founding executive participates and speaks at the following events:

•	All corporate sponsored conventions held outside of the United States (other than the NSE Global Convention) to which the executive is invited to speak.

•	All corporate sponsored event held outside of the United States other than (other than those events included as part of base salary as set forth above)

One bonus fee will be paid per international convention or event no matter how many different activities or functions are held at such location or how many different days the executive speaks or participates. For example, if an executive is asked to speak at multiple events at the same convention or at distributor events that are related or connected to the corporate sponsored international convention or event, these shall all be considered to be part of the same international event rather than separate events.